Exhibit 10.4

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because Mkango Rare Earths Limited (“MKAR”) has determined that the information (i) is both not material and (ii) is the type that MKAR treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

PROJECT DEVELOPMENT FUNDING AGREEMENT

between

LANCASTER EXPLORATION LIMITED
and

UNITED STATES INTERNATIONAL DEVELOPMENT FINANCE CORPORATION

Dated as of the Effective Date

DFC Project Number [**]

i

ii

SCHEDULES

X	Defined Terms and Rules of Interpretation

Z	DFC Statutory and Policy Requirements 3.01(a)(iii) Ownership & Subsidiaries

[**]

iii

PROJECT DEVELOPMENT FUNDING AGREEMENT

THIS PROJECT DEVELOPMENT FUNDING AGREEMENT (this “Agreement”) is dated as of the Effective Date and is made by and between Lancaster Exploration Limited, a private company limited by shares organized and existing under the laws of the British Virgin Islands (the “Recipient”), and the UNITED STATES INTERNATIONAL DEVELOPMENT FINANCE CORPORATION, an agency of the U.S. Government (“DFC”).

RECITALS

WHEREAS, the Recipient is engaged in the business of mining, processing, and recycling rare earth elements (“REEs”) and associated minerals;

WHEREAS, the Recipient intends to develop and construct an advanced stage REEs project at Songwe Hill featuring carbonatite-hosted mineralization (the “Project”) in Malawi (the “Project Country”);

WHEREAS, DFC is considering the possibility of providing to the Recipient a direct loan in the amount of One Hundred Million Dollars ($100,000,000.00);

WHEREAS, subject to the terms and conditions of this Agreement, the Recipient seeks to engage in the PD Activity in connection with the further development and implementation of the Project to finance the cost of the Services, including Front-End Engineering and Design (FEED) study and technical optimization, all as described in greater detail in the Scope of Work; and

WHEREAS, the Recipient has requested that DFC partially fund the cost of the Services to advance the development of the Project by providing reimbursable PD Funds pursuant to the Better Utilization of Investments Leading to Development Act of 2018, 22 U.S.C. § 9621(e) (the “PD Facility”), which DFC is willing to do on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the agreements contained herein, the parties hereto agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions and Interpretation.

In this Agreement, including the Exhibits and Schedules hereto, (a) capitalized terms used but not otherwise defined have the meanings set forth in (i) Section 1 of Schedule X (Defined Terms and Rules of Interpretation), and (ii) Schedule Z (DFC Statutory and Policy Requirements), and (b) the rules of interpretation set forth in Section 3 of Schedule X (Defined Terms and Rules of Interpretation) apply.

Article II
TERMS AND CONDITIONS OF THE PD FACILITY

Section 2.01. PD Facility Amount; Estimated Cost of Services.

(a) Subject to the terms and conditions set forth in this Agreement, DFC agrees to make, and the Recipient agrees to accept, a contribution of PD Funds up to a maximum amount of Four Million Six Hundred Thousand Dollars ($4,600,000.00) (the “Maximum PD Facility Amount”) to partially fund the cost of the Services for the purposes of carrying out the PD Activity in support of the Project.

(b) As of the Effective Date, the Recipient’s good faith estimate of the total cost for performing the Services is Nine Million Two Hundred Thousand Dollars ($9,200,000.00) (the “Estimated Cost of Services”), as set forth in the PD Budget.

(c) The parties hereto acknowledge and agree that, as of the Effective Date, the Maximum PD Facility Amount is anticipated to fund fifty percent (50%) (the “DFC Share”) of the Estimated Cost of Services.

(d) To the extent that the actual cost incurred to perform the Services exceeds the Estimated Cost of Services and results in a deficit of funds in respect of the PD Activity, the Recipient will be solely responsible for such deficit; provided, that the Recipient may address any such deficit by contributing Other Recipient Resources. Under no circumstances will DFC be responsible for contributing PD Funds under this Agreement to any Person in an amount exceeding the lesser of (i) the Maximum PD Facility Amount, and (ii) the product of (A) the actual, reasonable and documented cost of the Services, as determined by DFC upon the termination or conclusion of the PD Activity, multiplied by (B) the DFC Share.

Section 2.02. Disbursements of PD Funds.

(a) At any time following the Effective Date, the Recipient may request a Disbursement by delivering to DFC a Disbursement Request not fewer than ten (10) Business Days prior to the applicable Disbursement Date. Upon processing the Disbursement Request, and subject to (i) the satisfaction of the conditions precedent set forth in Article IV (Conditions Precedent to First Disbursement), Article V (Conditions Precedent to Each Disbursement) and the Disbursement Schedule (if any), (ii) the delivery by the Recipient to DFC of all applicable Deliverables required in connection with the requested Disbursement, as set forth in the Disbursement Schedule, and (iii) the Recipient’s and each Contractor’s performance of the PD Activity (including the Services) in accordance with the terms and conditions of this Agreement (including the DFC Policy Requirements), DFC shall disburse the requested PD Funds to the Recipient in accordance with the Recipient’s payment instructions set forth in the applicable Disbursement Request.

(b) The parties hereto understand and agree that a Disbursement of PD Funds by DFC does not constitute (i) acceptance, endorsement or approval by DFC, whether express or implied, of (A) any Deliverables, materials, reports or other documents prepared or delivered by the Recipient or any Contractor (whether as a condition precedent to a Disbursement or otherwise), or(B) any of the Services performed under the PD Implementation Plan or otherwise by the Recipient or any Contractor, in each case, in connection with the PD Activity, or (ii) confirmation or agreement by DFC, whether express or implied, as to whether any of the Services performed by the Recipient or any Contractor in connection with the PD Activity have been performed in accordance with the terms and conditions of this Agreement, including the PD Implementation Plan.

(c) Without the prior written consent of DFC, the Recipient shall not submit a Disbursement Request for PD Funds with a Disbursement Date occurring more than eight (8) years following the Effective Date.

Section 2.03. Performance of the Services; Use of PD Funds.

(a) Subject to the provisions of Section 2.04 (Use of Contractors), the parties hereto understand and agree that, as between DFC and the Recipient, the Recipient will be solely responsible for the performance of the Services. For the avoidance of doubt, under no circumstances will DFC be responsible for performing any of the Services.

(b) The Recipient shall utilize the PD Funds exclusively for the performance of (i) the Services, and (ii) the Recipient’s related obligations under this Agreement, in each case, in connection with the PD Activity for the benefit of the Project. Any costs or expenses incurred by the Recipient in connection with any work or services performed in connection with the PD Activity or the Project other than the Services and such related obligations set forth in this Agreement must be covered in whole or in part by Other Recipient Resources. Without the prior written consent of DFC, no PD Funds may be utilized in respect of the performance of any Services that occurs prior to the Effective Date.

(c) The Recipient understands and agrees that the Recipient’s and/or any Contractor’s performance of the Services must at all times comply in all respects with the terms and conditions of this Agreement, including Article VI (Covenants) and the PD Implementation Plan. Any modification of or deviation from the requirements of the PD Implementation Plan must be approved in writing by DFC in accordance with Section 8.07(b) (Amendments; Modifications to PD Implementation Plan). The Recipient shall not approve any Services performed by any Contractor that do not comply with the requirements of this Section 2.03(c).

(d) For the avoidance of doubt, the Recipient understands and agrees that (i) the Recipient will only receive Disbursements of PD Funds in accordance with the Disbursement Schedule set forth in the PD Implementation Plan after the Recipient satisfies the applicable conditions precedent to such Disbursement and other requirements, as set forth in Section 2.02(a) (Disbursements of PD Funds), (ii) the Recipient will not be eligible to receive PD Funds in respect of any Services set forth in the Scope of Work that are not completed in accordance with the terms and conditions of this Agreement, and (iii) any work performed by the Recipient or any Contractor for the benefit of the Project that is not part of the Recipient’s express obligations set forth in the Scope of Work or any other part of this Agreement will be ineligible for the Disbursement of PD Funds, absent an amendment or other modification to the applicable provisions of this Agreement.

Accordingly, the Recipient acknowledges and understands that any failure to obtain prior written approval from DFC for any modifications to or deviations from the Scope of Work may result in forfeiture by the Recipient of payment for any work performed that is not in compliance with the Scope of Work and/or a significant delay in payment of the final Disbursement.

(e) As of the Effective Date, the parties hereto expect that the Recipient will (i) complete the Services, and (ii) deliver the Final Report to DFC, in each case, on or before April 30, 2027 (the “Expected Completion Date”).

Section 2.04. Use of Contractors.

(a) Subject to the terms and conditions of this Section 2.04, the Recipient may at its discretion hire one or more third-party contractors to perform all or any part of the Services (“Contractors”; the term “Contractor” includes any subcontractor hired by any such third-party contractor in connection with the PD Activity). Any Contractor hired by the Recipient must at all times during the continuation of the PD Activity satisfy the following criteria:

(i) Each Contractor must have demonstrable experience and competence in the subject matter of the Services to be provided by such Contractor in connection with the PD Activity;

(ii) Except as DFC may otherwise agree in writing, (A) no Affiliate of the Recipient may act as a Contractor, (B) no Contractor or any Affiliate of a Contractor may have any Conflict of Interest, and (C) no Contractor may be a state-owned or state-Controlled enterprise;

(iii) No Contractor, and none of any such Contractor’s directors, senior management or Beneficial Ten Percent Owners may be a Person that is, or that is owned or Controlled by, a Sanctioned Person; and

(iv) No Contractor may be a Person that is ineligible to receive U.S. Government federal contracts, a searchable database of which Persons can be found at https://sam.gov/content/exclusions.

Upon the written request of DFC, the Recipient shall provide to DFC documentation satisfactory to DFC evidencing that a given Contractor satisfies each of the criteria set forth in this Section 2.04(a).

(b) To the extent that such information has not been provided to DFC prior to the Effective Date, the Recipient shall notify DFC of any Contractor that the Recipient seeks to hire to perform any part of the Services. In the process of hiring any Major Contractor, the Recipient shall either (i) utilize its own Procurement Policies and Procedures to identify and select such Major Contractor, or (ii) provide to DFC (A) a written explanation as to why the utilization of the Procurement Policies and Procedures is not feasible or advisable, and (B) a copy of such Major Contractor’s written proposal (including a fee estimate) to perform the applicable portion of the Services. The Recipient shall obtain the prior written consent of DFC prior to (I) entering into any Services Contract with any Major Contractor, and (II) continuing to engage a given Major Contractor for the performance of the Services following delivery of any notice required to be delivered by such Major Contractor pursuant to the requirement set forth in Section 2.04(e)(iii).

(c) No Contractor may perform any part of the Services except pursuant to a written, legally binding contract entered into between the Recipient and a Contractor (or, in the case of a subcontractor, between the prime Contractor and such subcontractor) in connection with the PD Activity (a “Services Contract”). Each Services Contract must at all times be consistent in all respects with the terms and conditions of this Agreement, including the PD Implementation Plan. Upon the request of DFC, the Recipient shall deliver to DFC a Certified copy of an English-language version of each executed Services Contract. The Recipient will be solely responsible for paying any amounts due to a Contractor under any Services Contract.

(d) Without limiting the generality of the provisions of Section 2.04(c), each Services Contract must incorporate the DFC Policy Requirements as “flow down” provisions; provided, that (i) all references in the DFC Policy Requirements to the duties and obligations of the Recipient must be revised in such Services Contract, mutatis mutandis, to refer to the applicable Contractor, and (ii) all references in the DFC Policy Requirements to DFC must be revised in such Services Contract, mutatis mutandis, to refer to each of DFC and the Recipient (or, in the case of a subcontractor, the prime Contractor). The Recipient shall use commercially reasonable efforts to Ensure that each Contractor complies, on a continuing basis, with the DFC Policy Requirements set forth in each Services Contract. If information regarding any Contractor Non-Compliance comes to the Recipient’s attention, the Recipient shall promptly notify DFC in accordance with Section 6.04(a) (Notice of Default and Other Matters) and consult in good faith with DFC concerning any appropriate actions to be taken. The Recipient shall terminate the Services Contract with the applicable Contractor on the instruction of DFC in accordance with Section 7.03(d) (Remedies) in the event that DFC determines, in consultation with the Recipient, that any Contractor Non-Compliance has occurred.

(e) In addition to the requirements set forth in Section 2.04(d), each Services Contract must further include:

(i) a provision requiring the Contractor to perform the Services in accordance with Recognized Professional Practices;

(ii) customary performance warranty provisions applicable to the Services to be performed by the Contractor and consistent with market practice in relation to professional services agreements in the Project Country;

(iii) in the case of any Services Contract with a Major Contractor, a provision requiring such Major Contractor to notify DFC and the Recipient in the event of any change of Control of such Major Contractor, which notice must include the identity of any new Person that holds, directly or indirectly, the newly acquired ownership interest, including any voting or economic interest, in such Major Contractor that gives rise to such change of Control;

(iv) a provision allowing the Recipient to terminate the Services Contract for convenience;

(v) a provision allowing DFC and other potential financiers of the Project to use and rely upon any Deliverable that the Contractor prepares under the applicable Services Contract; and

(vi) a provision requiring the Contractor to incorporate the requirements set forth in Section 2.04(d) and this Section 2.04(e) into any Services Contract that is a subcontract with another Contractor in connection with the performance of the Services.

Section 2.05. Success Fee Reimbursement.

If a Financing Event occurs at any time during the period commencing on the Effective Date and ending on the date that is ten (10) years following the Effective Date, then the Recipient shall (a) promptly (but in any event no later than five (5) Business Days following the occurrence of such Financing Event) notify DFC that a Financing Event has occurred, which notice must include the amount of financing obtained in connection with such Financing Event and the source(s) of such financing, and (b) upon request from DFC, pay to DFC as a success fee reimbursement, no later than thirty (30) days following the issuance of such request, the aggregate amount of PD Funds disbursed to the Recipient under this Agreement.

Section 2.06. DFC Financing Rights.

Subject to the provisions of Section 8.14(b) (Relationship of the Parties), as a material element of the consideration for DFC entering into this Agreement, during the period commencing on the Effective Date and ending on the date that is five (5) years following the date on which this Agreement is terminated in accordance with its terms, DFC will have the right (but not the obligation) to be mandated to directly provide and/or arrange for financing or investment for the Project on commercial terms substantially comparable to or better than the terms of other financing options available to finance the Project when considered in conjunction with the other benefits brought by DFC to the Project in connection with the PD Activity. In the event that DFC exercises such right and provides written notice thereof to the Recipient, the Recipient shall cause each relevant Person or entity to grant DFC such right and obtain all required authorizations in respect of such right and performance thereof. For the avoidance of doubt, any DFC decision to provide and/or arrange for financing or investment for the Project would be subject to, among other matters, (a) satisfactory due diligence on the Recipient and the Project, (b) satisfactory appraisal of the Recipient and Project, (c) review of the Project’s financial plan, (d) approval of DFC’s management and/or board of directors, and (e) the drafting, negotiation and execution of all appropriate legal documentation for the proposed financing or investment in mutually acceptable form, in each case satisfactory to DFC in its sole discretion.

Article III
REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties.

(a) The Recipient represents and warrants to DFC that:

(i) Existence and Power. The Recipient (A) is a private company limited by shares duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (B) is duly authorized to do business in each jurisdiction in which it conducts business, (C) has the power to own its properties and carry on its business, the PD Activity and the Project, and (D) has the power to execute and deliver this Agreement, and perform each of the Recipient’s obligations hereunder.

(ii) Authority. The Recipient’s execution, delivery and performance of this Agreement at the time this representation is made: (A) have been duly authorized by all necessary corporate action, (B) will not violate any Applicable Law, and (C) will not breach any of its Charter Documents or any agreement or other requirement by which it or any of its properties may be bound or affected.

(iii) Ownership; Subsidiaries. The information set forth in the Ownership Schedule regarding the Recipient’s Direct Owners, Beneficial Owners and Subsidiaries, in each case, is true and correct in all material respects.

(iv) Consents. Any Consent required (A) in connection with the Recipient’s execution, delivery and performance, or (B) for the validity or enforceability, in each case, of this Agreement has been duly obtained, taken, given or made or will be duly obtained, taken, given or made on or prior to the time required.

(v) Defaults. No Default or Event of Default has occurred and is continuing, and the Recipient is not in breach of any provision of this Agreement, which breach could reasonably be expected to have a Material Adverse Effect.

(vi) Compliance with Law. Without limiting the representations and warranties in Part B (Representations and Warranties) of Schedule Z (DFC Statutory and Policy Requirements), the Recipient has conducted and is conducting the PD Activity and the Project in all material respects in compliance with all Applicable Laws (including any Consents) and the Recipient’s Charter Documents.

(vii) Disclosure. All documents, reports and other written information (including Deliverables) that have been delivered to DFC in connection with the transactions contemplated hereby or delivered hereunder are true and accurate and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

(viii) Material Adverse Effect. Except as otherwise previously disclosed to DFC in writing, since the Recipient’s application for the PD Facility dated October 17, 2024, no event, development, fact or circumstance has arisen that has or could reasonably be expected to have a Material Adverse Effect.

(b) DFC Statutory and Policy Requirements. The Recipient makes the representations and warranties set forth in Part B (Representations and Warranties) of Schedule Z (DFC Statutory and Policy Requirements).

(c) Repetition of Representations and Warranties. Each of the foregoing representations and warranties in this Section 3.01 (including the representations and warranties referred to in Section 3.01(b)) shall be deemed to be made as of the date hereof and as of each Disbursement Date.

Article IV
CONDITIONS PRECEDENT TO FIRST DISBURSEMENT

Unless DFC otherwise agrees in writing, the obligation of DFC to make the first Disbursement is subject to the prior fulfillment, to DFC’s satisfaction in its sole discretion, of the following conditions precedent as of the date that is ten (10) Business Days prior to the first Disbursement Date (other than conditions precedent that by their nature cannot be satisfied until the first Disbursement Date) and to their continued fulfillment on the first Disbursement Date:

Section 4.01. PD Facility Documents.

DFC shall have received Certified copies of each PD Facility Document (other than this Agreement), each of which shall be satisfactory to DFC in form and substance and, if applicable, shall be in full force and effect.

Section 4.02. Dfc Statutory And Policy Conditions.

DFC shall have received evidence satisfactory to it that any conditions precedent set forth in Part C (Condition Precedent to First Disbursement) of Schedule Z (DFC Statutory and Policy Requirements) have been satisfied.

Section 4.03. Due Diligence.

DFC shall have completed to its satisfaction its due diligence investigation of the Recipient, the Direct Owners, the Beneficial Owners, any Subsidiaries of the Recipient, each Major Contractor (if any), the Services to be performed in connection with the PD Activity and all other matters relating thereto, and the results of such investigations shall be satisfactory to DFC.

Article V
CONDITIONS PRECEDENT TO EACH DISBURSEMENT

Unless DFC otherwise agrees in writing, the obligation of DFC to make each Disbursement (including the first Disbursement) is subject to the prior fulfillment, to DFC’s satisfaction in its sole discretion, of the following conditions precedent as of the date that is ten (10) Business Days prior to the applicable Disbursement Date (other than conditions precedent that by their nature cannot be satisfied until such Disbursement Date) and to their continued fulfillment on such Disbursement Date:

Section 5.01. Disbursement Request.

The Recipient shall have delivered a Disbursement Request in accordance with Section 2.02(a) (Disbursements of PD Funds).

Section 5.02. Representations and Warranties.

Each of the representations and warranties of the Recipient set forth in this Agreement shall be true and correct in all material respects (except with respect to any provision including the word “material” or words of similar import, with respect to which such representations and warranties shall be true and correct) on such Disbursement Date as if made on such Disbursement Date after giving effect to such Disbursement or if any such representation relates exclusively to an earlier date, as of such earlier date.

Section 5.03. Defaults.

On such Disbursement Date, no Default or Event of Default shall have occurred and be continuing or will result from the making of such Disbursement or from the application of the proceeds thereof.

Section 5.04. Change in Circumstances.

As of such Disbursement Date, no event or condition shall have occurred and be continuing that, in the reasonable determination of DFC, has or could reasonably be expected to have a Material Adverse Effect.

Section 5.05. Reports.

DFC shall have received all reports and other information pursuant Section 6.03 (Reporting Obligations), in each case, that the Recipient is required to deliver to DFC on or before such Disbursement Date.

Section 5.06. Relevant Consents.

DFC shall have received Certified copies of all Relevant Consents (if any) that are required to be obtained by the date that is ten (10) Business Days prior to the relevant Disbursement Date.

Section 5.07. Other Documents.

DFC shall have received (a) a Certified copy of any PD Facility Document entered into after the first Disbursement Date, or any amendment to any PD Facility Document, in each case, to the extent not already provided to DFC, and (b) any such other certificates and translations, each satisfactory to DFC in form and substance, in connection therewith as DFC may reasonably request.

Article VI
COVENANTS

Unless DFC otherwise agrees in writing, until the termination of this Agreement in accordance with its terms (subject to Section 8.05 (Survival of Agreements)), the Recipient agrees as follows:

Section 6.01. DFC Statutory and Policy Requirements.

The Recipient shall comply with the DFC Policy Requirements.

Section 6.02. Performance of the PD Activity.

Without limiting the requirements of Part D (Covenants) of Schedule Z (DFC Statutory and Policy Requirements), the Recipient shall perform the PD Activity (including the Services) in all material respects (a) in compliance with all Applicable Laws (including all Consents) and PD Facility Documents, and (b) in accordance with Recognized Professional Practices.

Section 6.03. Reporting Obligations.

The Recipient shall comply with the reporting requirements set forth in Part IV (Reporting) of the PD Implementation Plan.

Section 6.04. Notice of Default and Other Matters.

The Recipient shall notify DFC immediately upon:

(a) the occurrence of any Default or Event of Default and any steps the Recipient is taking to remedy such Default or Event of Default;

(b) the occurrence or anticipated occurrence of any event that would reasonably be expected to result in (i) any changes in the Key Individuals, (ii) any change in the set of Direct Owners, or (iii) a change of Control of any Major Contractor; and

(c) the occurrence of any other condition or event (including any regulatory or other action by any Governmental Authority) that could reasonably be expected to result in a Material Adverse Effect and any steps the Recipient is taking to remedy such condition or event.

Section 6.05. Contributions from New Funders.

If at any time following the Effective Date the Recipient intends to accept contributions of additional funding or other resources from any third-party donor in respect of the PD Activity, the Recipient shall promptly (but in any event no later than ten (10) Business Days prior to any such acceptance) notify DFC of such intention. The Recipient shall not accept any such contributions from any third-party donor to which DFC objects based on DFC’s internal policies, practices and procedures, including in relation to DFC’s anti-money laundering and know your customer due diligence policies and procedures, which may take into account DFC’s status as an agency of the U.S. Government.

Section 6.06. Other Information.

(a) The Recipient shall promptly provide to DFC such other information as DFC may reasonably request with respect to the Recipient, its Affiliates, the Project, the PD Funds, any Contractor and/or the Recipient’s or any Contractor’s performance of its obligations under this Agreement or any PD Facility Document.

(b) The Recipient acknowledges and agrees that it is fundamental to DFC’s operations as an international development institution that DFC be able to measure the development results from the projects that DFC supports. Accordingly, during the term of this Agreement and for the five (5) year period following receipt by DFC of the Final Report (the “Evaluation Period”), the Recipient shall (i) provide DFC (or consultants engaged by DFC) with the data reasonably necessary to measure the ongoing development results of, and (ii) respond to any reasonable inquiries from DFC (or consultants engaged by DFC) about, in each case, the PD Activity (including the Services), the Project and the development impact of any of the foregoing. In addition, the Recipient shall promptly notify DFC if any time the Recipient selects a new primary contact person for the Project during the Evaluation Period.

Section 6.07. PD Facility Documents.

The Recipient shall promptly deliver to DFC a Certified copy of any PD Facility Document entered into after the Effective Date, each of which must be in form and substance satisfactory to DFC.

Article VII
TERMINATION; EVENTS OF DEFAULT; REMEDIES

Section 7.01. Termination.

The term of this Agreement commences on the Effective Date and will expire on the earliest to occur of (a) the date falling eight (8) years following the Effective Date, (b) the date on which this Agreement is terminated in accordance with its terms, (c) the date that is thirty (30) days following the date of any notice sent by the Recipient to DFC indicating the Recipient’s desire to terminate this Agreement for convenience, and (d) any other date as to which the parties may agree in writing.

Section 7.02. Events of Default

Each of the following events or circumstances constitutes an “Event of Default”:

(a) Covenant Default. (i) The Recipient fails to comply with any covenant or provision set forth in this Agreement and such failure continues for a period of no less than thirty (30) days, or (ii) any Schedule Z Event of Default occurs.

(b) Contractor Covenant Default. Any Contractor Non-Compliance occurs, and the existence of such Contractor Non-Compliance continues for a period of no less than thirty (30) days.

(c) Representation Default. Any representation or warranty made or deemed made by or on behalf of the Recipient in any PD Facility Document, or in any report, certificate or other document delivered pursuant to any such PD Facility Document, proves to have been incorrect in any material respect when made or deemed made, and the Recipient fails to remedy the error or inaccuracy for a period of no less than thirty (30) days.

(d) Material Adverse Effect Default. Any event or development occurs or any fact or circumstance exists that, in the reasonable determination of DFC, has or could be expected to have a Material Adverse Effect, and such occurrence or existence continues for a period of no less than thirty (30) days.

(e) Delay Default. The Recipient fails to deliver the Final Report to DFC, in each case, on or before the date that is twenty-four (24) months following the Expected Completion Date.

Section 7.03. Remedies.

If any Event of Default has occurred and is continuing, DFC may at any time do any one or more of the following upon written notice to the Recipient:

(a) suspend any or all future Disbursements of PD Funds;

(b) terminate the PD Facility and this Agreement;

(c) if DFC determines, in its sole discretion and following a reasonable inquiry, that the circumstances giving rise to the Event of Default involve the gross negligence or willful misconduct (including fraud) on the part of the Recipient or any Affiliate of the Recipient, then DFC may declare, by written demand for payment, any portion or all of the PD Funds to be due and payable to DFC; in the event of any such demand for payment, the Recipient shall immediately repay to DFC the amount of PD Funds set forth in such demand, in Dollars and in immediately available funds, without any other presentment, demand, diligence or other notice of any kind, all of which the Recipient hereby expressly waives; or

(d) if DFC determines, in its sole discretion and following a reasonable inquiry, that the circumstances giving rise to the Event of Default involve any Contractor Non-Compliance, then DFC may require the Recipient to terminate, or cause the termination of, any Services Contract with the relevant Contractor.

Section 7.04. Effect of Termination.

(a) Upon termination of this Agreement or, if earlier, upon completion of the PD Activity, the Recipient shall promptly (but in any event no later than ten (10) Business Days following such termination or completion) repay to DFC any portion of the PD Funds which has been disbursed by DFC and has not yet been spent or committed by the Recipient.

(b) In the event that either of this Agreement or the PD Activity is terminated prior to completion of all of the Services under the Scope of Work, and unless prohibited under Applicable Law, the Recipient will be eligible for payment in the amount of (i) the actual, reasonable and documented cost of the Services performed by the Recipient and/or any Contractor in accordance with the terms and conditions of this Agreement (including the PD Implementation Plan and the DFC Policy Requirements) prior to such termination, multiplied by (ii) the DFC Share, less (iii) the aggregate amount of PD Funds disbursed by DFC to the Recipient prior to such termination; provided, however, that in the event of any termination of this Agreement as a result of an Event of Default, any such payment to the Recipient may be reduced in whole or in part, in DFC’s sole discretion, pursuant to DFC’s exercise of its remedies under Section 7.03(c) (Remedies).

(c) In the event that either of this Agreement or the PD Activity is terminated prior to completion of all of the Services under the Scope of Work, if the aggregate amount of PD Funds disbursed by DFC to the Recipient prior to such termination exceeds the (i) the actual, reasonable and documented cost of the Services performed by the Recipient and/or any Contractor in accordance with the terms and conditions of this Agreement (including the PD Implementation Plan and the DFC Policy Requirements) prior to such termination, multiplied by (ii) the DFC Share, then the Recipient shall promptly (but in any event no later than ten (10) Business Days following such termination) repay to DFC the amount of such excess.

(d) For the avoidance of doubt, in no event will any termination of this Agreement relieve either party hereto from any liability or obligation under this Agreement arising prior to the date of such termination.

Section 7.05. Damages Not a Penalty.

The parties hereto acknowledge and agree that it is difficult or impossible to determine with precision the amount of damages that would be incurred by DFC in the event that this Agreement terminates as a result of an Event of Default, and the repayments of PD Funds by the Recipient to DFC set forth in this Article VII are a genuine and reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such termination, taking into account DFC’s status as an agency of the U.S. Government, and are not a penalty.

Section 7.06. Jurisdiction and Consent to Suit; Waivers.

The Recipient hereby irrevocably and unconditionally:

(a) submits for itself and its property in any Action relating to this Agreement and any other PD Facility Document governed by the laws of the State of New York, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the State of New York sitting in the County of New York, (ii) the courts of the United States of America for the Southern District of New York, and (iii) the courts of any other jurisdiction where the Recipient or any of its property may be found, and appellate courts from any thereof;

(b) consents that any such Action may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that nothing herein will affect DFC’s right to serve process in any manner permitted by Applicable Law or limit DFC’s right to sue in any other jurisdiction; and

(d) agrees that judgment against the Recipient in any such Action will be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by Applicable Law, and a Certified or exemplified copy of such judgment will be conclusive evidence of the fact and amount of the Recipient’s obligation.

Article VIII
MISCELLANEOUS

Section 8.01. Notices.

(a) Except in the case of notices and other communications expressly required to be provided in accordance with the DFC Policy Requirements, each notice, demand or other communication relating to this Agreement must be in writing and must be delivered by hand or overnight courier service, mailed by certified or registered mail or delivered by email as follows:

If to the Recipient:

Lancaster Exploration Limited
Jayla Place, Wickhams Cay 1, Road Town
Tortola
VGII 10
British Virgin Islands
Attn: [**]
Re: DFC Project No. [**]

If to DFC:

United States International Development Finance Corporation
1100 New York Avenue, N.W.
Washington, DC 20527
United States of America
Attn.: [**]
Re: DFC Project No. [**] (Mkango Lancaster REE PD, Lancaster Exploration Ltd., Malawi)

(b) Notices, demands or other communications sent by hand or overnight courier services, or mailed by certified or registered mail, will be deemed to have been duly given when sent. Notices, demands or other communications delivered through electronic means to the extent provided in Section 8.01(c) will be deemed to have been given as provided therein. Any party hereto may change its address for notices, demands and other communications hereunder by notice to the other parties hereto. No notice, demand or other communication to DFC, including notices or other communications delivered pursuant to the DFC Policy Requirements, will be effective unless such notice, demand or other communication indicates (i) all of the identifying information for the PD Activity presented in the “Re:” line in the address block for DFC as set forth above in Section 8.01(a), and (ii) attention to the Managing Director, Project Development.

(c) Notices, demands and other communications sent to the email address of the addressee set forth in Section 8.01(a) (or, if delivered pursuant to the DFC Policy Requirements, to the email address set forth therein), will be deemed to have been given upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function (as available), return or reply email or other written acknowledgment).

Section 8.02. English Language.

All documents to be delivered or communications made under or in connection with this Agreement must be in English or, if in another language, must be accompanied by a Certified translation into English, which translation will govern between the Recipient and DFC.

Section 8.03. GOVERNING LAW.

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD OTHERWISE DIRECT APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

Section 8.04. Succession; Assignment; Benefit.

(a) This Agreement will inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided, however, that the Recipient shall not, without the prior written consent of DFC, assign or delegate all or any part of its interest herein or obligations hereunder.

(b) This Agreement is for the sole benefit of the Recipient and DFC, and other than the Indemnified Persons and permitted successors or assigns of the parties hereto, no other Person (including any Contractor, consultant, supplier, worker, carrier or any other Person furnishing supplies, goods or services to or for the benefit of the PD Activity or the Project) will be a direct or indirect beneficiary of, be entitled to rely hereon, have any rights hereunder or have any direct or indirect cause of action or claim in connection with this Agreement.

Section 8.05. Survival of Agreements.

Each agreement, representation, warranty and covenant contained or referred to in this Agreement will survive termination of this Agreement and any investigation at any time made by DFC, and will survive all Disbursements of the PD Funds, except for changes permitted hereby. Without prejudice to the survival of any other agreement of the Recipient hereunder, the agreements and obligations of the Recipient contained in Section 8.10 (Indemnity) will survive the termination of this Agreement.

Section 8.06. Integration.

This Agreement, including the Exhibits and Schedules hereto, and the agreements referred to herein embody the entire understanding of the parties and supersede all prior negotiations, understandings and agreements between them with respect to the subject matter hereof.

Section 8.07. Amendments; Modifications to PD Implementation Plan.

(a) The provisions of this Agreement may be waived, supplemented or amended only by an instrument in writing signed by the parties hereto.

(b) Notwithstanding the provisions of Section 8.07(a), (i) either party hereto may at any time submit a written proposal to the other party for a modification to all or any part of the PD Implementation Plan, together with an updated version of the PD Implementation Plan reflecting such proposed modification (the “Proposed PD Implementation Plan”), and (ii) upon written confirmation of acceptance of such Proposed PD Implementation Plan by the receiving party (which may be delivered via email), the Proposed PD Implementation Plan will amend, restate and replace the prior PD Implementation Plan in its entirety, as of the date of such written confirmation, and will thereupon become binding on the parties hereto as the effective PD Implementation Plan for all purposes under this Agreement, without any further action or consent of any Person party to this Agreement or any other PD Facility Document.

Section 8.08. Severability.

If any provision of this Agreement is prohibited or held to be invalid, illegal or unenforceable in any jurisdiction, the parties hereto agree to the fullest extent permitted by Applicable Law that such prohibition, invalidity, illegality or unenforceability will not affect the validity, legality and enforceability of the other provisions of this Agreement, and will not render such provision prohibited, invalid, illegal or unenforceable in any other jurisdiction. If, and to the extent that, any obligation of the Recipient (including any obligation under Section 8.10 (Indemnity)) is unenforceable for any reason, the Recipient agrees, independently of any other obligation hereunder, to make the maximum contribution to the payment, performance and/or satisfaction thereof as is permissible under Applicable Law.

Section 8.09. No Waiver; Remedies Cumulative.

(a) No failure or delay by DFC in exercising any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce any right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver of any right, power or remedy will be effective unless given in writing.

(b) The rights, powers and remedies of DFC hereunder are cumulative and are not exclusive of any other rights, powers or remedies provided by Applicable Law or that DFC would otherwise have.

Section 8.10. Indemnity.

The Recipient shall indemnify DFC and its directors, officers, representatives, employees and agents (each, an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any losses, claims, damages, liabilities, penalties, judgments, Taxes or other costs (including costs, fees and expenses incurred by or imposed on any Indemnified Person in defending, analyzing, settling or resolving any of the foregoing, and the expenses associated with the making of any affirmative claim in connection therewith) of any nature whatsoever to which an Indemnified Person may become subject (“Loss”), arising at any time during the Indemnity Period, and arising out of, in connection with, or related to the PD Facility (including any actual or proposed use of the PD Funds), this Agreement, any other PD Facility Document, the PD Activity (including the Services), the Project or any actual or prospective litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto (the “Recipient Indemnity”). The Recipient Indemnity will not apply to the extent that a court or arbitral tribunal with jurisdiction over the Loss and each Indemnified Person who has a Loss in connection therewith renders a final determination that the Loss resulted from the gross negligence or willful misconduct of the Indemnified Person. The Recipient Indemnity is independent of and in addition to (a) any rights of any party hereto in connection with any Loss, and (b) any other agreement, and shall survive the execution, modification and amendment of this Agreement and the other PD Facility Documents, the expiration, cancellation or termination of the PD Facility, the disbursement and repayment of the PD Funds, and the provisions of any other indemnity. Any exclusion of an obligation to pay any amount under this Section 8.10 will not affect the requirement to pay such amount under any other Section hereof or under any other agreement. DFC and each Indemnified Person will have the right to control its, his or her defense; provided, however, that each Indemnified Person must: (i) notify the Recipient in writing as soon as practicable of any Loss, and (ii) keep the Recipient reasonably informed of material developments with respect thereto. In exercising the right and power to control its, his or her actions in connection with a Loss, including a decision to settle any such Loss, each Indemnified Person must, taking into account the nature and policies of such Indemnified Person (A) consult with the Recipient, and (B) act as such Indemnified Person would act if the Loss or settlement were to be paid by such Indemnified Person. The Recipient acknowledges and agrees that each Indemnified Person is an express, third-party beneficiary of the Recipient’s obligations under this Section 8.10.

Section 8.11. Further Assurances.

The Recipient shall execute and deliver to DFC such additional documents and take such additional action as DFC may require to carry out the purposes of this Agreement and the other PD Facility Documents, to cause the PD Facility Documents to be duly registered, notarized and stamped in any applicable jurisdiction and to preserve and protect DFC’s rights as contemplated herein or therein.

Section 8.12. Counterparts; Electronic Execution.

(a) This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

(b) Delivery of an executed counterpart of a signature page of this Agreement in an electronic format (including .pdf, .tiff, and .jpeg file format) will be effective as delivery of a manually executed counterpart of this Agreement. The words “execution”, “signed”, “signature” and words of similar import will be deemed to include electronic signatures or the keeping of records in electronic form, each of which will be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, 15 U.S.C. §§ 7001 to 7006, 7021, 7031; the New York State Electronic Signatures and Records Act, NY State Tech. Law § 301; or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.13. WAIVER OF JURY TRIAL.

THE RECIPIENT AND DFC EACH IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF, IN CONNECTION WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM ESTABLISHED BY ANY PD FACILITY DOCUMENT.

Section 8.14. Relationship of the Parties.

(a) Nothing in this Agreement or in the activities contemplated by the parties hereto will be deemed to create an agency, partnership, fiduciary, employment or joint venture relationship between the parties and/or any of their respective directors, managing directors, officers, employees or agents. No party hereto will have any authority or right to assume or create any obligation of any kind or nature, express or implied, on behalf of or in the name of the other party, nor bind the other party in any respect, without the specific prior written authorization of such other party.

(b) Without limiting the generality of the provisions of Section 8.14(a), the parties hereto acknowledge and agree that DFC makes no commitment to invest in, co-develop or raise financing for the Project, except as may otherwise be agreed by execution and delivery of separate legally binding agreements between the parties.

Section 8.15. Payment or Reimbursement of Expenses.

Each party hereto shall bear the costs and expenses incurred by it in connection with the negotiation, preparation, execution, delivery of and Disbursements under the PD Facility Documents, or of any amendment, waiver, consent, supplement or other modification to the terms of any such PD Facility Document. The Recipient shall pay the fees, costs and expenses of DFC’s advisors and legal counsel, and pay or reimburse DFC for all of DFC’s out-of-pocket costs and expenses incurred, in each case, in connection with preserving in full force and effect, or enforcing its rights under, any PD Facility Document.

Section 8.16. Limitation of Liability.

(a) Under no circumstances will DFC or any of its directors, officers, representatives, employees or agents be liable for any damage or loss, direct or indirect, or injury of any kind suffered by the Recipient as a result of or in connection with the PD Activity (including the performance of the Services) or the Project. The Recipient shall not initiate, join or participate in, and shall withdraw from, any action seeking compensation from the U.S. Government or any of its departments or agencies arising in connection with the PD Activity. The Recipient acknowledges and agrees that no provision of this Agreement in any way constitutes or implies a waiver, renunciation, termination or modification by DFC of any of DFC’s privileges, immunities or exemptions granted in or under any international convention or any Applicable Law.

(b) Under no circumstances will either party hereto be liable for special, consequential, incidental, punitive or exemplary damages incurred by the other party, whether by statute, in tort or contract or otherwise, notwithstanding the cause or causes related thereto, including the negligence of either party.

Section 8.17. No Precedent.

The parties hereto acknowledge and agree that (a) the provisions of this Agreement are the result of negotiations based upon the unique facts and circumstances of the particular PD Activity and the associated Project, and (b) nothing in this Agreement will operate as or be considered to be a precedent in negotiations as to the form or substance of any terms and conditions of any other agreement which may be entered into between the Recipient (or any of its Affiliates) and DFC.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its authorized representative as of the dates set forth below.

LANCASTER EXPLORATION LTD.

By:	/s/ Alexander Mark Lemon
Date:
Name:	ALEXANDER MARK LEMON
Title:	DIRECTOR
Authorized Officer

UNITED STATES INTERNATIONAL DEVELOPMENT FINANCE CORPORATION

By:	/s/ David Hester
Date:
Name:	David Hester
Title:	Managing Director for Project Development

SCHEDULE X

DEFINED TERMS AND RULES OF INTERPRETATION

1. Defined Terms. As used in this Agreement, including the Exhibits and Schedules hereto, the following terms will have the following meanings:

“Accounting Standards” means IFRS consistently applied.

“Action” means any action, suit, other legal proceeding, arbitral proceeding, administrative proceeding, investigation or other claim by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, (a) any other Person that is directly or indirectly Controlled by, under common Control with, or Controlling such Person, (b) any other Person owning beneficially or controlling fifteen percent (15%) or more of the equity interest in such Person, (c) any officer, director or employee of such Person, or (d) any spouse or relative of such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Law” means, with respect to a given Person on a given date, any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree, Consent of a Governmental Authority, or any published directive, guideline, requirement or other governmental restriction that has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, that is binding on such Person whether in effect as of the date hereof or as of any date thereafter.

“Authorized Officer” means, with respect to any Person, any officer designated in such Person’s Charter Documents or otherwise in writing as having been authorized to execute and deliver any of the PD Facility Documents.

“Beneficial Owner” means each Person (other than a Direct Owner) that holds, directly or indirectly, any ownership interest, including any voting or economic interest, in the Recipient, excluding any such interest held by Qualified Public Company Shareholders or through a Qualified Investment Fund.

“Business Day” means any day other than (a) a Saturday, Sunday or day on which commercial banks are authorized by law to close in the City of New York or Washington, D.C., United States of America, (b) with respect to any communication to DFC, a day on which DFC is not open for business, and (c) with respect to any Disbursement or payment to DFC, a day on which DFC or the United States Department of the Treasury is not open for business.

“Certified” means, in respect of any document, that such document is being delivered accompanied by a certification from an Authorized Officer that it is true and complete (or a true and complete copy, as the case may be), including all amendments to date, and, if applicable, is in full force and effect in accordance with its terms as of the date of such certification.

Schedule X-1

“Charter Documents” means, in respect of any Person, such Person’s founding act, charter, articles of incorporation and by-laws, memorandum and articles of association, statute or similar instrument.

“Conflict of Interest” means, with respect to any Person, any activity or relationship of such Person that would reasonably be expected to adversely affect, whether directly or indirectly, the PD Activity or the rights of DFC, including without limitation (a) ownership by such Person of a material equity interest in any supplier, Contractor, vendor, distributor, customer or other Person involved in the performance of the PD Activity, (b) acceptance of any material payment, service, loan, gift, trip, entertainment, favor or other thing of value from a supplier, Contractor, vendor, distributor, customer or other Person involved in the performance of the PD Activity, (c) any employee, executive, director, officer or other staff member of such Person holding a position as an employee, executive, director, officer or other staff member of any supplier, Contractor, vendor, distributor, customer or other Person involved in the performance of the PD Activity, and (d) any condition or circumstance that would reasonably be expected to (i) cause the Recipient or any Contractor to be unable or potentially unable to render impartial assistance or advice, (ii) impair the objectivity of any Contractor in performing the Services, or (iii) create an unfair competitive advantage for any Person in which either the Recipient or any Contractor has a material interest.

“Consent” means any registration, declaration, filing, consent, license, right, approval, authorization, or permit, including the Relevant Consents.

“Contractor” has the meaning set forth in Section 2.04(a) (Use of Contractors).

“Control” means (i) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of any Person, whether through ownership of securities or partnership or other ownership interests, whether by contract, or otherwise, or (ii) possession, directly or indirectly, of more than fifty percent (50%) of the voting or economic interests in any Person.

“Default” means an event or condition that, with the passage of time or the giving of notice, or both, could constitute an Event of Default.

“Deliverable” means the set of notes, minutes, reports, records, data, analysis, work product and/or other documents, as described in greater detail under each Task, that the Recipient must deliver to DFC upon completion of such Task as a condition precedent to a Disbursement.

“DFC” has the meaning set forth in the preamble to this Agreement.

“DFC Policy Requirements” means the contractual terms, conditions, requirements and other provisions (including the associated defined terms) set forth in Part D (Covenants) of Schedule Z (DFC Statutory and Policy Requirements).

Schedule X-2

“DFC Share” has the meaning set forth in Section 2.01(c) (PD Facility Amount; Estimated Cost of Services).

“Direct Owners” means the Persons holding direct legal and beneficial title to the ownership interests in the Recipient, as set forth in Part I of the Ownership Schedule.

“Disbursement” means any disbursement of PD Funds by DFC under this Agreement.

“Disbursement Date” means, for any Disbursement, the Business Day on which such Disbursement is requested to be made, as set forth in the applicable Disbursement Request.

“Disbursement Request” means a request for a Disbursement of PD Funds substantially in the form attached hereto as Exhibit B (Form of Disbursement Request).

“Disbursement Schedule” means the accepted schedule of Disbursements of PD Funds to the Recipient, together with the conditions precedent to each such Disbursement and other requirements, as set forth in Part III of the PD Implementation Plan.

“Dollars” or “$” means U.S. dollars.

“Effective Date” means the date of execution of this Agreement by all parties hereto as indicated on the signature page or, if the parties sign this Agreement on different dates, the date of the last signature; provided, however, that in the event that only one party’s signature is dated, that date will constitute the Effective Date.

“Ensure” means (a) with respect to any Subsidiary, to ensure, and (b) with respect to any Contractor, to contractually require through the Services Contract.

“Estimated Cost of Services” has the meaning set forth in Section 2.01(b) (PD Facility Amount; Estimated Cost of Services).

“Evaluation Period” has the meaning set forth in Section 6.06(b) (Other Information).

“Event of Default” has the meaning set forth in Section 7.02 (Events of Default).

“Expected Completion Date” has the meaning set forth in Section 2.03(e) (Performance of the Services; Use of PD Funds).

“Final Report” has the meaning set forth in Part IV of the PD Implementation Plan.

“Financing Event” means any event whereby the Project (or any related project that is based substantially upon the results of the PD Activity or that derived material benefit from the PD Activity) obtains financing sufficient to enable the commencement of construction, operation or other implementation thereof, regardless of whether such financing (a) is obtained from DFC or from any other Person (including from (i) the Recipient, (ii) any Affiliate, assignee or successor of the Recipient, or (iii) any subsequent owner of the Project or any related project that is based substantially upon the results of the PD Activity or that derived material benefit from the PD Activity), (b) is obtained by the Recipient or any other Person, or (c) is in the form of debt, equity or any combination thereof.

Schedule X-3

“Governmental Authority” means (a) any national, state, county, city, town, village, municipal or local government, or any political subdivision thereof, (b) any agency, authority, instrumentality, regulatory body, court, central bank, department, commission, board or bureau, whether civilian or military, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), or (c) a government-owned, government-run or government-controlled association, organization, business or enterprise.

“IFRS” means the International Financial Reporting Standards (formerly International Accounting Standards), which are the standards issued by the International Accounting Standards Board, together with the interpretations issued by the International Financial Reporting Interpretations Committee of the International Accounting Standards Board (as amended, supplemented or re-issued from time to time), applied on a consistent basis both as to classification of items and amounts.

“Indemnified Person” has the meaning set forth in Section 8.10 (Indemnity).

“Indemnity Period” means the period commencing on the Effective Date, and concluding on the date that is three (3) years following the date on which this Agreement is terminated in accordance with Section 7.01 (Termination).

“Loss” has the meaning set forth in Section 8.10 (Indemnity).

“Major Contractor” means a Contractor that is expected to (a) receive as compensation for its performance of the Services an amount equal to or greater than twenty-five percent (25%) of the Maximum PD Facility Amount, or (b) perform such a significant role with respect to the PD Activity (including the Services) that its conduct could present a reputational risk to DFC, as determined by DFC in its sole discretion.

“Material Adverse Effect” means a material adverse effect on:

(a) the business, operations, condition (financial or otherwise) or property of the Recipient or any Major Contractor;

(b) the ability or willingness of the Recipient or any Contractor to perform its material obligations under, or otherwise comply with, any of the PD Facility Documents;

Schedule X-4

(c) the ability or willingness of the Recipient or any Major Contractor to perform the PD Activity (including the Services) in accordance with the terms and conditions of this Agreement (including the PD Implementation Plan) or any applicable Services Contract;

(d) the ability or willingness of the Recipient to implement the Project in substantially the same form as planned by the Recipient as of the Effective Date;

(e) the validity or enforceability of any material provision of any PD Facility Document; or

(f)   the rights and remedies of DFC under any of the PD Facility Documents.

“Maximum PD Facility Amount” has the meaning set forth in Section 2.01(a) (PD Facility Amount; Estimated Cost of Services).

“Other Recipient Resources” means resources other than the PD Funds that are available to the Recipient and that may be contributed to the performance of the PD Activity, including without limitation (a) funding from third-party donors, (b) the Recipient’s own funds, and/or (c) the in-kind contribution of the Recipient’s own non-financial resources in the form of goods, equipment and/or services delivered by the Recipient’s own personnel.

“Ownership Schedule” means the schedule setting forth the ownership and Subsidiaries (if any) of the Recipient attached hereto as Schedule 3.01(a)(iii) (Ownership & Subsidiaries).

“PD Activity” means the collaborative efforts of DFC and the Recipient to obtain and/or provide support to the Project in the form of the Services, as governed by the terms and conditions of this Agreement (including the PD Implementation Plan); for the avoidance of doubt, the PD Activity encompasses all of the Recipient’s obligations under this Agreement, including the Recipient’s (a) performance of the Services, whether directly or through one or more Contractors in accordance with Section 2.04 (Use of Contractors), (b) compliance with all reporting obligations set forth under Section 6.03 (Reporting Obligations), and (c) compliance with the DFC Policy Requirements.

“PD Budget” means the accepted budget for the PD Activity, as set forth in Part II of the PD Implementation Plan.

“PD Facility” has the meaning set forth in the recitals to this Agreement.

“PD Facility Documents” means:

(a) this Agreement;

(b) the Charter Documents of the Recipient;

(c) the Services Contracts (if any); and

Schedule X-5

(d) any other documents designated as such by DFC and the Recipient.

“PD Funds” means the funds disbursed by DFC to the Recipient under DFC’s authority to provide the PD Facility, as governed by the terms and conditions of this Agreement.

“PD Implementation Plan” means the accepted plan, attached hereto as Exhibit A and as may be modified by the parties hereto from time to time pursuant to Section 8.07(b) (Amendments; Modifications to PD Implementation Plan), relating to the performance of the PD Activity (including the Services) and consisting of, inter alia, (a) the PD Budget, (b) the Scope of Work, and (c) the Disbursement Schedule.

“Person” means an individual, a legal entity (including a partnership, a joint venture, a corporation, a trust and an unincorporated organization) and a government or any department or agency thereof.

“Procurement Policies and Procedures” means the Recipient’s Procurement Policies & Procedures, which are under development as of September 26, 2025, and will be provided to DFC promptly upon finalization.

“Project” has the meaning set forth in the recitals to this Agreement.

“Project Country” has the meaning set forth in the recitals to this Agreement.

“Proposed PD Implementation Plan” has the meaning set forth in Section 8.07(b) (Amendments; Modifications to PD Implementation Plan).

“Qualified Investment Fund” means an investment fund that has delivered a letter to DFC, in form and substance satisfactory to DFC, in relation to its anti-money laundering and know your customer due diligence policies and procedures.

“Qualified Public Company Shareholders” means each Person that holds, directly or indirectly, shares in a company, which shares are not restricted or closely held but are freely available to the public for trading on any national securities exchange approved by or registered with the competent securities regulator of the relevant country.

“Recipient” has the meaning set forth in the preamble to this Agreement.

“Recipient Indemnity” has the meaning set forth in Section 8.10 (Indemnity).

“Recognized Professional Practices” means (a) the standards, practices, methods and procedures (including environmental best practices), and (b) exercising the degree of skill, care, diligence, prudence and foresight, in each case, as the same may change from time to time, that would be expected to be used and observed by a skilled and experienced market leading international contractor engaged in carrying out activities that are the same as or similar to the Services under the same or similar circumstances as those contemplated under this Agreement at the time such Services are performed; the term Recognized Professional Practices is not intended to be limited to the optimum practice or method to the exclusion of all others, but rather to be a spectrum of possible, but reasonable, practices and methods.

“Relevant Consent” means each Consent that is or may be at any time necessary under Applicable Law in order for the Recipient or any Contractor to perform the Services.

“Schedule Z Event of Default” means any of the events or circumstances set forth in Part E (Events of Default) of Schedule Z (DFC Statutory and Policy Requirements).

Schedule X-6

“Scope of Work” means the accepted detailed scope of work describing the Services to be performed in connection with the PD Activity, and in respect of which DFC is contributing PD Funds, as set forth in Part V of the PD Implementation Plan.

“Services” means the project development services to be performed by the Recipient and/or one or more Contractors, as set forth in the Scope of Work.

“Services Contract” has the meaning set forth in Section 2.04(c) (Use of Contractors).

“Subsidiary” means, with respect to any Person, any entity Controlled by such Person.

“Task” means one of the numbered subcomponents of the Services as described in greater detail in the Scope of Work.

“Taxes” means all taxes, charges, fees, levies or other assessments, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, value added, turnover, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp duties, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and any political subdivision, instrumentality, agency or similar body of any taxing authority.

“U.S.” means the United States of America.

“U.S. Government” means the government of the U.S. and its agencies and instrumentalities.

2. Additional Terms. The defined terms set forth in Part A (Definitions) of Schedule Z (DFC Statutory and Policy Requirements) are hereby incorporated by reference into this Schedule X as if fully set forth herein.

3. Rules of Interpretation. In this Agreement, including the Exhibits and Schedules hereto, unless otherwise indicated or required by the context: (a) reference to and the definition of any document (including this Agreement) will be deemed a reference to such document as it may be amended, supplemented, revised or modified from time to time; (b) all references to an “Article”, “Section”, “Schedule” or “Exhibit” are to an Article or Section of this Agreement, or to an Exhibit or Schedule attached hereto and will be deemed to have been made a part hereof; (c) the table of contents and Article and Section headings and other captions are for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof; (d) defined terms in the singular include the plural and vice versa, and the masculine, feminine and neuter gender include all genders; (e) accounting terms not defined in this Schedule X have the meanings given to them under the Accounting Standards; (f) the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (g) the words “include”, “includes” and “including” mean include, includes and including “without limitation” and “without limitation by specification”; (h) terms capitalized for other than grammatical purposes that are defined in (i) the preamble, (ii) the recitals, or (iii) the Sections of this Agreement have the meanings ascribed to them therein; (i) phrases such as “satisfactory to DFC”, “in such manner as DFC may determine”, “in DFC’s determination”, “to DFC’s satisfaction”, “acceptable to DFC”, “at DFC’s election” and phrases of similar import authorize and permit DFC to approve, disapprove, act or decline to act in its sole discretion; and (j) the words “reasonable”, “reasonably”, “unreasonably” and words of similar import, when applied to DFC’s satisfaction, acceptance, determination, consent, discretion or approval, take into account any special consideration affecting decisions of DFC in its capacity as a governmental entity or its responsibilities as such and are based on its policies, practices and procedures, and laws and regulations applicable to it.

Schedule X-7

SCHEDULE Z

DFC STATUTORY AND POLICY REQUIREMENTS

PART A. DEFINITIONS

As used in this Schedule Z, the following terms will have the following meanings:

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act of 1970, Pub. L. No. 91-508, 84 Stat. 1114 to 1124 (codified as amended in scattered sections of 12 U.S.C., 15 U.S.C., and 31 U.S.C.) as amended by, inter alia, the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (codified as amended in scattered sections of the U.S.C.), (b) the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957, and (c) any other law, regulation, order, decree or directive of any relevant jurisdiction having the force of law and relating to anti-money laundering.

“Beneficial Ten Percent Owner” means, with respect to a given Person, each other Person (including, in the case of the Recipient, each Direct Owner) that owns, directly or indirectly, ten percent (10%) or more of the ownership interests, including any voting or economic interests, in such given Person, excluding any such interests held by Qualified Public Company Shareholders or through a Qualified Investment Fund.

“Beneficiary” means any Person who receives, directly or indirectly, any PD Funds and any Person who directly receives the benefit of the Services:

“Contractor Non-Compliance” means any failure by a Contractor to comply with any of the DFC Policy Requirements set forth in the applicable Services Contract to which such Contractor is a party.

“Corrupt Practices Laws” means (a) the Foreign Corrupt Practices Act of 1977, 15 U.S.C. § 78dd-1 et seq., and (b) any other Applicable Law relating to bribery, corruption, kick-backs or similar business practices.

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provided, however, that Covered Telecommunications Equipment or Services does not include any telecommunications equipment that cannot mute or redirect user data traffic or permit visibility into any user data or packets that such equipment transmits or otherwise handles.

“Disclosure of Lobbying Activities” means Form SF-LLL (Disclosure of Lobbying Activities) available at https://www3.dfc.gov/DFCForms/documents/Form%20SFLLLo/o20-o/o20Disclosure%20of%20Lobbyingo/o20Activities.pdf (or any successor website), as the same may be revised and supplemented from time to time.

“Environmental and Social Requirements” means the World Bank Group Environmental, Health, and Safety General Guidelines (April 30, 2007), as revised by the World Bank Group from time to time.

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Schedule Z-1

“Foreign Entity of Concern” means each Person that is:

(a) designated as a foreign terrorist organization by the Secretary of State under 8 U.S.C. § 1189;

(b) included on the Department of Treasury’s list of Specially Designated Nationals and Blocked Persons (“SDN List”), or for which one or more individuals or entities included on the SDN List individually or in the aggregate, directly or indirectly, hold at least fifty percent (50%) of the outstanding voting interest;

(c) owned by, controlled by, or subject to the jurisdiction or direction of a government of a foreign country that is a Covered Nation; provided that, as used in this definition, “owned by, controlled by, or subject to the jurisdiction or direction of a government of a foreign country that is a Covered Nation” means:

(i) the Person is a citizen of a Covered Nation and is not a citizen or lawful permanent resident of the United States;

(ii) the Person is organized under the laws of or has its principal place of business in a Covered Nation;

(iii) twenty-five percent (25%) or more of the Person’s outstanding voting interest, board seats, or equity interest is held or otherwise controlled directly or indirectly by the government of a Covered Nation; or

(iv) twenty-five percent (25%) or more of the Person’s outstanding voting interest, board seats, or equity interest is held or otherwise controlled directly or indirectly by any combination of Persons described in sub-sections (i)-(iii) above;

(d) included on the Bureau of Industry and Security’s Entity List (15 CFR part 744, supplement no. 4); or

(e) included on the Department of the Treasury’s list of Non-SDN Chinese Military-Industrial Complex Companies (“NS-CMIC List”), or for which one or more individuals or entities included on the NS-CMIC List, individually or in the aggregate, directly or indirectly, hold at least fifty percent (50%) of the outstanding voting interest.

“Foreign Government Entity” means any non-U.S. Governmental Authority and any entity owned or Controlled by any non-U.S. Governmental Authority, except Qualifying Sovereign Entities.

Schedule Z-2

“International Financial Institution” means the International Monetary Fund, the International Bank for Reconstruction and Development, the European Bank for Reconstruction and Development, the International Development Association, the International Finance Corporation, the Multilateral Investment Guarantee Agency, the African Development Bank, the African Development Fund, the Asian Development Bank, the Inter-American Development Bank, the Bank for Economic Cooperation and Development in the Middle East and North Africa and the Inter-American Investment Corporation.

“Key Individual” means the Director, Mr Alexander Mark Lemon of the Recipient, who has primary responsibility for carrying out the PD Activity.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Official” means (a) an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of, a Governmental Authority, (b) any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Governmental Authority, (c) a candidate for political office, (d) an individual who holds any other official, ceremonial or other appointed or inherited position with a government or any of its agencies, or (e) an officer or employee of a public international organization.

“Prohibited Payment” means the giving or making by any Person (such Person, the “Payor”) of any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Official (including to or for the use or benefit of any other Person if the Payor knows, or has reasonable grounds for believing, that the other Person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Official), for the purpose of influencing any act or decision or omission of any Official in order to obtain, retain or direct business to or to secure any improper benefit or advantage for, the Recipient, the PD Activity, the Project or any other Person; provided, however, that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if it is expressly permitted by written Applicable Law.

“Qualifying Sovereign Entity” means (a) any agency or instrumentality of a foreign state that has a purpose that is similar to the purpose of DFC as described in 22 U.S.C. § 9612(b), or (b) any International Financial Institution. As used in this definition, the phrase “agency or instrumentality of a foreign state” means any entity (i) which is a separate legal person, corporate or otherwise, (ii) which is an organ of a foreign state or political subdivision thereof, or a majority of such entity’s shares or other ownership interest is owned by a foreign state or political subdivision thereof, and (iii) which is not created under the laws of the United States or of a state of the United States.

“Sanctioned Person” means any Person, organization or vessel that (a) is designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, or on any list of targeted persons issued under the Sanctions of any agency or instrumentality of the U.S. Government, (b) is, or is part of, a government of a Sanctioned Territory, (c) is owned or controlled by, or acting on behalf of, any of the foregoing, (d) is located within or operating from a Sanctioned Territory, or (e) is otherwise subject to or the target of any Sanctions.

Schedule Z-3

Sanctioned Territory” means any country or territory that is the subject or target of a general export, import, financial or investment embargo under Sanctions.

“Sanctions” means any economic or financial sanctions, or trade embargoes or restrictive measures, implemented, administered or enforced by OFAC, the U.S. Department of State, the U.S. Department of Commerce or any other agency or instrumentality of the U.S. Government.1

“Withhold Release Order” means a withhold release order issued by the U.S. Customs and Border Protection pursuant to Section 307 of the Tariff Act of 1930 (19 U.S.C. §1307).

“Workers” means, collectively, individuals who are employed directly by the Recipient or any Subsidiary of the Recipient for temporary or permanent positions, and who perform work that is material to the PD Activity.

PART B. REPRESENTATIONS AND WARRANTIES

The Recipient represents and warrants to DFC in respect of itself and its Subsidiaries (if any) that:

(a) The Recipient understands and acknowledges that this Agreement has been funded by DFC, in its capacity as an agency of the U.S. Government. Pursuant to 22 U.S.C. § 9674 (applying 22 U.S.C. § 2197(n)), the Recipient may incur liability to the U.S. Government for any fraud or willful misrepresentation with respect to (i) performance of this Agreement or the PD Activity (including the Services), and (ii) any Disbursement Request for payment of PD Funds.

(b) The Recipient and its officers, directors, employees and agents, and each of the Recipient’s Affiliates and their respective officers, directors, employees and agents, have complied with applicable Corrupt Practices Laws in obtaining all Consents in respect of their respective businesses, the PD Activity and the Project, and have conducted and are conducting the PD Activity, the Project and their respective businesses in compliance with applicable Corrupt Practices Laws. The Recipient’s and each of the Recipient’s Subsidiaries’ (if any) internal management, compliance policies and procedures and accounting practices and controls are sufficient to (i) provide reasonable assurances of compliance with applicable Corrupt Practices Laws and the prevention of Prohibited Payments, and (ii) Ensure that neither the Recipient nor any of the Recipient’s Subsidiaries (if any) provides material or financial support for terrorism, drug trafficking or human trafficking, or orders or otherwise directs serious or gross violations of human rights. None of the Recipient or any of the Recipient’s Subsidiaries (if any) or any Person acting on behalf of the Recipient or any of the Recipient’s Subsidiaries (if any) has made any Prohibited Payment.

[1]	The defined terms set forth in Section 1 (Defined Terms) of Schedule X (Defined Terms and Rules of Interpretation) are hereby incorporated by reference into this Schedule Z as if fully set forth herein.

Schedule Z-4

(c) The Recipient and each entity owned or controlled by the Recipient is in compliance with the applicable requirements of (i) the Anti-Money Laundering Laws, (ii) Sanctions, and (iii) all other applicable export control, anti-boycott and sanctions laws relating to its business and facilities.

(d) The Recipient has not, nor has any Direct Owner, Beneficial Owner or Subsidiary of the Recipient (if any), taken or knowingly agreed to take actions within the past three (3) years, which demonstrate or otherwise evidence intent to comply with, further or support any boycott in violation of 50 U.S.C. § 4842(a).

(e) None of (i) the Recipient, its directors or its officers, (ii) the Direct Owners, (iii) the Beneficial Owners (including any Person that owns, directly or indirectly, any ownership, voting or economic interest in the Recipient through a Qualified Investment Fund), (iv) the Subsidiaries of the Recipient (if any), or (v) to the knowledge of the Recipient, any of its or its Subsidiaries’ employees, agents or representatives, is owned or controlled by, a Sanctioned Person.

(f)   No event has occurred and no condition exists that is likely to result in the debarment or suspension of the Recipient or any Subsidiary of the Recipient from contracting with the U.S. Government or any agency or instrumentality thereof, and neither the Recipient nor any Subsidiary of the Recipient is now or has been subject to any such debarment or suspension.

(g) None of the Recipient, any Subsidiary, or, to the knowledge of the Recipient, any Person (including any Direct Owner) that holds any ownership, voting, or economic interest in the Recipient or any Subsidiary is a Foreign Entity of Concern..

(h) To the knowledge of the Recipient, neither the Recipient nor any Subsidiary has incurred, assumed, guaranteed, or is otherwise liable for Indebtedness owing to a Foreign Entity of Concern.

PART C. CONDITION PRECEDENT TO FIRST DISBURSEMENT

NONE.

PART D. COVENANTS

(a) The Recipient shall, and shall Ensure that each Subsidiary of the Recipient (if any) will, comply with and conduct its business in compliance with the applicable requirements of (i) all Corrupt Practices Laws, (ii) the Anti-Money Laundering Laws, (iii) Sanctions, and (iv) all other applicable export control, anti-boycott and sanctions laws relating to its business and facilities.

Schedule Z-5

(b) The Recipient shall, and shall Ensure that each Subsidiary of the Recipient (if any) will, maintain internal management, compliance policies and procedures and accounting practices and controls that are sufficient to (i) provide reasonable assurances of compliance with applicable Corrupt Practices Laws and the prevention of Prohibited Payments, and (ii) Ensure that neither the Recipient nor any Subsidiary of the Recipient provides material or financial support for terrorism, drug trafficking or human trafficking, or orders or otherwise directs serious or gross violations of human rights.

(c) None of (i) the Recipient, its directors or its officers, (ii) the Direct Owners, (iii) the Beneficial Owners (including any Person that owns, directly or indirectly, any ownership, voting or economic interest in the Recipient though a Qualified Investment Fund), (iv) the Subsidiaries of the Recipient (if any), or (v) to the knowledge of the Recipient, any of its or its Subsidiaries’ employees, agents or representatives may be a Person that is, or is owned or controlled by, a Sanctioned Person.

(d) The Recipient shall not, and shall Ensure that none of its or any of its Subsidiaries’ directors, officers, employees, Affiliates, agents or any other Persons acting on its behalf, will, directly or indirectly, use, lend, make payments of, contribute or otherwise make available all or any part of the PD Funds to fund any trade, business or other activities (i) involving or for the benefit of any Sanctioned Person, (ii) in any country or territory that is a Sanctioned Territory, or (iii) that could result in any Person (including DFC) being in breach of Sanctions or becoming a Sanctioned Person.

(e) None of the Recipient, any Subsidiary of the Recipient or any Person acting on behalf of the Recipient or any Subsidiary of the Recipient may make any Prohibited Payment.

(f)   The Recipient shall not, and shall Ensure that each Subsidiary of the Recipient (if any) does not, use the PD Funds in a manner or for a purpose that would violate applicable Corrupt Practices Laws.

(g) The Recipient shall not, and shall Ensure that each Subsidiary of the Recipient (if any) does not, use the PD Funds or any other federally appropriated funds to pay any Person for the purpose of influencing, or attempting to influence, (i) an officer or employee of any U.S. government agency, (ii) a member of the U.S. Congress, (iii) an officer or employee of the U.S. Congress, or (iv) an employee of a member of the U.S. Congress, in connection with the PD Facility or any other federal action, including the awarding of any federal contract, the making of any federal grant or loan, the entering into of any cooperative agreement or the extension, continuation, renewal, amendment or modification of any federal contract, grant, loan or cooperative agreement.

Schedule Z-6

(h) If the Recipient or any Subsidiary of the Recipient has used or will use non-federally appropriated funds to pay any Person for the purpose of influencing, or attempting to influence, (i) an officer or employee of any U.S. government agency, (ii) a member of the U.S. Congress, (iii) an officer or employee of the U.S. Congress, or (iv) an employee of a member of the U.S. Congress, in connection with this Agreement, the Recipient shall disclose the name of any registrant under the Federal Agency Anti-Lobbying Act, 31 U.S.C. § 1352, who has made lobbying contacts on behalf of the Recipient or any Subsidiary of the Recipient with regard to this Agreement by promptly submitting to DFC a Disclosure of Lobbying Activities. If any material change to the disclosures in the Disclosure of Lobbying Activities occurs, then the Recipient shall submit to DFC an updated Disclosure of Lobbying Activities no later than the last day of the calendar quarter in which the material change occurred.

(i) The Recipient shall, and shall Ensure that each Subsidiary of the Recipient (if any) will, comply with, and conduct its business and operations, and maintain its assets, equipment, property, leaseholds and other facilities in compliance with, the provisions of (i) the Environmental and Social Requirements, and (ii) all Applicable Laws, including those related to the environment, health and safety, labor, social performance and public discourse. The Recipient shall, and shall Ensure that each Subsidiary of the Recipient (if any) will, maintain all required Consents necessary under Applicable Law to perform the PD Activity (including the Services) and the Project.

(j) Subject to subsection (k) of this Part D, the Recipient shall, and shall Ensure that each Subsidiary of the Recipient (if any) will:

(i) not take any actions to prevent Workers from lawfully exercising their right of association and their right to organize and bargain collectively, or take any actions, or otherwise interfere with, coerce or penalize, on the basis of the right of association or on the basis of organization and collective bargaining activities or membership, that may result in any form of retaliation, including the termination, suspension, demotion, blacklisting or transfer of any Worker by the Recipient or any Subsidiary of the Recipient, or by an officer, agent or representative thereof;

(ii) observe all Applicable Laws relating to a minimum age for employment of children and acceptable conditions of work with respect to hours of work, occupational health and safety and minimum wages, and pay to Workers all wages, including all legally-mandated bonus pay and premium pay for overtime work, in full, in legal tender and in a timely fashion, except when Workers have agreed otherwise;

(iii) not use forced or compulsory labor, including any form of slavery or bonded labor or the worst forms of child labor (as defined in Section 507 of the Trade Act of 1974, 19 U.S.C. § 2467, as amended);

Schedule Z-7

(iv) not employ persons, formally or informally, (A) under the age of eighteen (18) for any work that is economically exploitative, is likely to be hazardous or to interfere with the person’s education or is likely to be harmful to the person’s health or development, (B) under the age of fifteen (15) for general work, or (C) in a manner constituting the worst forms of child labor (as defined in Section 507 of the Trade Act of 1974, 19 U.S.C. § 2467, as amended);

(v) not make employment decisions or discriminate with respect to any aspect of the employment relationship on the basis of personal characteristics unrelated to inherent job requirements, including gender, race, religion, nationality, political opinion or social or ethnic origin; and

(vi) explain, document and make available in writing (and orally, where appropriate) to each Worker, information regarding all of their working conditions and terms of employment, including their entitlement to wages and any benefits and the requirements set forth in subsections (i)-(v) above, prior to the later of (A) thirty (30) days after the date hereof, or (B) each Worker commencing work.

(k) Notwithstanding the provisions of the foregoing subsection (j) of this Part D, if any Applicable Law or collective bargaining agreement imposes a requirement that is more protective of worker rights than any of the foregoing requirements, the Recipient shall, and shall Ensure that each Subsidiary of the Recipient (if any) will, observe such Applicable Law or collective bargaining agreement. The Recipient and its Subsidiaries (if any) will not be responsible for any non-compliance with subsection (j) of this Part D resulting from the actions of a government or any Contractor.

(l) The Recipient shall maintain, in accordance with the Accounting Standards and good industry practices, books, records and other documents, sufficient in form, content and level of detail to reflect properly the Recipient’s performance of all obligations and the Recipient’s execution of all transactions, in each case, under or in connection with this Agreement. These books, records and other documents must clearly identify, track and describe the use and expenditure of the PD Funds separately from Other Recipient Resources. The Recipient shall maintain such books, records and documents during the period of performance of the PD Activity provided for by this Agreement, and for a period of five (5) years following the final Disbursement of PD Funds by DFC. The Recipient shall, and shall Ensure that each Subsidiary of the Recipient (if any) will, upon DFC’s request and upon reasonable prior notice, give, or cause to be given, access to any representatives of DFC during normal business hours to the Recipient’s or such Subsidiary’s business and permit such representatives to (i) examine, copy and make extracts from, any and all books, records and other documents in the possession or subject to the control of the Recipient or such Subsidiary relating to this Agreement, the PD Facility, the Project, the PD Activity (including the Services) and/or the Recipient’s or any such Subsidiary’s use of the PD Funds, (ii) inspect any of its facilities or properties, and (iii) communicate with employees, agents or Contractors of the Recipient and/or such Subsidiary who have or may have knowledge of matters with respect to which DFC seeks information.

Schedule Z-8

(m) Transportation by air of persons or property in connection with work performed pursuant to this Agreement must be on U.S. flag carriers in accordance with the Fly America Act, 49 U.S.C. § 40118, (i) in the case of transportation between the U.S. and a point outside of the U.S., to the extent service by such carriers is available, and (ii) in the case of transportation between two (2) points outside of the U.S., to the extent service by such carriers is reasonably available, in each case, as provided under applicable U.S. Government regulations.

(n) Transportation by sea of properly funded under this Agreement must be on privately owned U.S.-flag carriers in accordance with U.S. cargo preference laws, including without limitation the Cargo Preference Act of 1954, 46 U.S.C. § 55305, to the extent such carriers are available at fair and reasonable rates for commercial vessels of the U.S.

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(u) Without limiting the notification obligations under Section 2.04(d) (Use of Contractors) or Section 6.04(a) (Notice of Default and Other Matters), if information concerning any non-compliance by the Recipient with the foregoing subclauses of this Part D or any Contractor Non-Compliance comes to the attention of a responsible officer of the Recipient or any Subsidiary of the Recipient, the Recipient shall give prompt notice thereof to DFC by email to notices@dfc.gov. The Recipient shall, and shall Ensure that each Subsidiary of the Recipient (if any) will, use all reasonable efforts, including remediation, to cure, or to cause the applicable Contractor to cure, or prevent the recurrence of, any such non-compliance or Contractor Non-compliance.

(v) The Recipient shall not, and shall ensure that each Subsidiary shall not, (i) issue any ownership, voting or economic interest in the Recipient or any Subsidiary to the extent such interest shall be, to the knowledge of the Recipient, held by a Foreign Entity of Concern, or (ii) to the extent that the Recipient or a Subsidiary has a consent right, consent to the transfer of any ownership, voting, or economic interest in the Recipient or any Subsidiary if, after giving effect to such transfer, such interest shall be, to the knowledge of the Recipient, held by a Foreign Entity of Concern.

(w) The Recipient shall not, and shall ensure that each Subsidiary shall not, (i) take any action that would result in the Recipient or a Subsidiary incurring, assuming, guarantying, or otherwise becoming liable for indebtedness owing to a Person that is, to the knowledge of the Recipient, a Foreign Entity of Concern, or (ii) to the extent that the Recipient or a Subsidiary has a consent right, consent to the transfer, participation, or assignment of indebtedness of the Recipient or any Subsidiary to a Person that is, to the knowledge of the Recipient, a Foreign Entity of Concern.

PART E. EVENTS OF DEFAULT

Each of the following events or circumstances set forth in this Part E shall constitute a Schedule Z Event of Default:

(a) Any Person fails to comply with any covenant or provision set forth in Part D (Covenants) of this Schedule Z.

(b) Any Person, other than the Beneficial Ten Percent Owners set forth in Part I or Part II of the Ownership Schedule, becomes a Beneficial Ten Percent Owner of the Recipient without the prior written consent of DFC.

(c) The Recipient is Controlled, directly or indirectly, by one or more Foreign Government Entities.

Schedule Z-9

SCHEDULE 3.01(a)(iii)

OWNERSHIP & SUBSIDIARIES2

I.	Direct Owners

Name of Direct Owner	Type of Entity/ Individual	Country of Incorporation/ Nationality	Percentage Direct Ownership of Recipient
Mkango Resources Ltd.	Limited Company	Canada, B.C.	100%

II.	Beneficial Owners (other than Direct Owners)

Name of Beneficial Owner	Type of Entity/ Individual	Country of Incorporation/ Nationality	Percentage Indirect Ownership of Recipient

III.	Subsidiaries

Name of Subsidiary	Type of Entity/ Individual	Country of Incorporation/ Nationality	Percentage Direct or Indirect Ownership by the Recipient
Lancaster Exploration Limited (Malawi)	Limited Company	Malawi	100%

[2]	[**]

Sch. 3.01(a)(iii)-1

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